Exhibit 4.1

AMERICAN BILTRITE INC.
K&M ASSOCIATES L.P.

AMENDED & RESTATED CREDIT AGREEMENT

Amendment No. 5

This Agreement, dated as of June 30, 2008 (the “Agreement”), is among American Biltrite Inc., a Delaware corporation (the “Company”), K&M Associates L.P., a Rhode Island limited partnership (“K&M”; the Company and K&M being collectively but jointly and severally, the “Domestic Borrower”), American Biltrite (Canada) Ltd., a corporation governed by the Canada Business Corporations Act (the “Canadian Borrower”), the Canadian Lenders and  Domestic Lenders from time to time party hereto, Bank of America, National Association, successor by merger to Fleet National Bank (“Bank of America”), both in its capacity as a Domestic Lender and in its capacity as domestic administrative agent for the Lenders, and Bank of America, National Association, acting through its Canada branch (“Bank of America Canada”), both in its capacity as a Canadian Lender and in its capacity as Canadian administrative agent for the Lenders.

1.           Credit Agreement; Definitions.  Reference is made to the Amended and Restated Credit Agreement dated as of September 26, 2006 (as amended and in effect prior to giving effect to this Agreement, the “Credit Agreement”) among the Company, K&M, the Canadian Borrower and the Canadian Lenders and the Domestic Lenders from time to time party thereto, Bank of America, as Domestic Agent, and Bank of America Canada, as Canadian Agent.  This Agreement amends the Credit Agreement and waives certain terms thereof that otherwise would have existed as of June 30, 2008.  Terms defined in the Credit Agreement as amended hereby and not otherwise defined herein are used with the meaning so defined.

2.           Amendment of Credit Agreement.  Effective as of June 30, 2008 the definition of “Consolidated Adjusted EBITDA” set forth in Section 1.2 of the Credit Agreement is hereby amended to read in its entirety as follows:

"“Consolidated Adjusted EBITDA” means, for any period, the total of:

(a)  Consolidated EBITDA; minus

(b)  Capital Expenditures except to the extent (i) attributable to Capitalized Lease Obligations or (ii) financed with the proceeds of Financing Debt; provided, however, that for the periods ending June 30, 2008, September 30, 2008 and December 31, 2008, respectively, the actual amount of Capital Expenditures made during that period shall be reduced by $4,034,000 (it being understood that if the actual amount of Capital Expenditures for such period is less than $4,034,000 the excess of $4,034,000 over the actual amount of Capital Expenditures for such period will be added to Consolidated EBITDA); minus

(c)  any dividends paid or payable, without duplication, in cash by the Company or any of its Subsidiaries to third parties; minus

(d)  the aggregate amount paid by the Company and its Subsidiaries to repurchase shares of capital stock and options to purchase shares of capital stock, in each case excluding any such payments made prior to June 30, 2003; minus

(e)  any net income taxes paid or payable, without duplication, in cash by the Company or any of its Subsidiaries after subtracting any income tax refunds paid or payable in cash to the Company or any of its Subsidiaries."

3.           Waiver.  This Agreement hereby expressly waives the covenant default under Sections 6.5.5 of the Credit Agreement that may otherwise have existed as of June 30, 2008.

4.           Representations and Warranties.  In order to induce the Lenders to enter into this Agreement, each of the Borrowers jointly and severally represents and warrants that, immediately after giving effect to this Agreement, no Default shall exist.

5.           Payment of Fee.  Upon or prior to the effectiveness of this Agreement, the Domestic Borrower or the Canadian Borrower shall pay to the Domestic Agent, for the account of the Domestic Lenders and the Canadian Lenders, a fee in the aggregate amount of $50,000, as a condition to the effectiveness of this Agreement and the transactions contemplated hereby.

6.           General.  Except as specifically amended and waived hereby, the Credit Agreement and all of the Credit Documents are each confirmed as being in full force and effect as so amended and waived.  This Agreement, the Credit Agreement and the other Credit Documents referred to herein or therein constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and current understandings and agreements, whether written or oral.  Each of this Agreement and the Credit Agreement is a Credit Document, and this Agreement may be executed in any number of counterparts (including by way of facsimile transmission), which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns, including as such successors and assigns all holders of any Credit Obligation.  This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of law rules) of The Commonwealth of Massachusetts.

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Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first above written.

AMERICAN BILTRITE INC.

By /s/ Howard N. Feist III
Name: Howard N. Feist III
Title:  Vice President  & CFO

K&M ASSOCIATES L.P.

By:  AIMPAR, INC., its General Partner

By /s/ Howard N. Feist III
Name: Howard N. Feist III
Title:  Vice President

AMERICAN BILTRITE (CANADA) LTD.

By /s/ Richard G. Marcus
Name: Richard G. Marcus
Title: President

Domestic Lender:
BANK OF AMERICA, NATIONAL ASSOCIATION

By /s/Jean S. Manthorne
Name: Jean S. Manthorne
Title: Senior Vice President

Bank of America, N.A.
Massachusetts Middle Market Division
100 Federal Street
Boston, Massachusetts 02110
Facsimile: (617) 434-8102

Signature Page to Amendment No. 4 to Credit Agreement

Canadian Lender:
BANK OF AMERICA, NATIONAL ASSOCIATION,
ACTING THROUGH ITS CANADA BRANCH

By /s/Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

Bank of America, N.A., acting through its Canada branch
200 Front Street, Suite 2700
Toronto, Ontario
M5V 3L2 Canada

Signature Page to Amendment No. 4 to Credit Agreement